Exhibit 99.1

Blue Holdings, Inc. Provides Preliminary Fourth Quarter & 2007 Results and 2008 Guidance

-	Preliminary fourth quarter net sales of approximately $7.3 million; pre-tax net loss of approximately $1.9 million
-	Preliminary 2007 net sales of approximately $33.6 million
-	Resignation of Chief Financial Officer, Larry Jacobs, Effective April 15
-	Increases Q1 2008 revenue guidance to $8.0-8.5 million
-	Q1 2008 marginally profitable
-	Introduces full-year 2008 revenue guidance range of $29 - $31 million
-	2008 Pre-tax income guidance of $1.0-$1.5 million
-	B. Riley Conference presentation Friday, April 4 at 11:30 a.m. PT
-	Q4 2007 earnings release and conference call on April 15 after market close

COMMERCE, California – April 4, 2008--Blue Holdings, Inc. (NASDAQ:BLUE), a designer, manufacturer and distributor of high-end fashion jeans, apparel and accessories, today announced preliminary results for the fourth quarter and fiscal year ended December 31, 2007, and increased revenue guidance for the first quarter 2008 and introduced full-year 2008 guidance. The Company anticipates reporting its actual results of operations on April 15, 2008, having experienced delays in completing its year-end financial statements and audit as a result of, among other reasons, the announced resignation of the Company’s Chief Financial Officer, Larry Jacobs. Mr. Jacob’s will remain at the Company until its Annual Report on Form 10-K is completed, and will sign and certify the filing.

"While 2007 was a challenging year, we are well underway with a series of corrective actions that should improve Blue Holdings’ operating performance.  We are forecasting that 2008 will be the year that the company returns to profitability," said Glenn Palmer, President and Chief Executive Officer. “We will continue to make significant changes to streamline the business around our core brands and position Blue Holdings for sustainable revenue and profit growth. We have assembled a strong new management team that is focused on the fundamentals of cost control and is committed to making sustainable profitability its top priority. In 2007, we stabilized and improved our performance from 2006 by significantly reducing corporate overhead, eliminating non-productive categories, liquidating excess inventory and stopping all non-essential capital expenditures.”

Mr. Palmer continued, “We believe that the challenges from 2007 are predominantly behind us and that we have laid a strong foundation from which we will be able to achieve top-line growth and a return to profitability.  Additionally, we plan to aggressively, yet prudently, increase sales through a tighter focus on product assortment, implementing additional replenishment programs and increasing international distribution, while continuing to make meaningful operational and strategic changes to our business to ensure that 2008 will be a stronger year for us."

Preliminary Fourth Quarter 2007 Results:

-	The Company expects to report net sales for the fourth quarter of approximately $7.3 million, compared to $7.4 million reported in the prior year period.

-	The Company expects to report pre-tax net loss for the quarter of approximately $1.9 million, versus a pre-tax net loss of $8.9 million for the fourth quarter of 2006.

Preliminary Fiscal Year Ended December 31, 2007 Results:

-	The Company expects to report 2007 net sales of approximately $33.6 million, compared to $49.0 million in the prior year period.

-	The Company expects to report 2007 pre-tax net loss of approximately $5.6 million, versus a pre-tax net loss of $5.4 million in 2006.

“I want to thank Larry for his hard work," added Palmer, "a search for his successor is underway."

Business Outlook – 2008
The Company is increasing its first quarter of 2008 revenue guidance, and expects revenues in be in the range of $8.0-$8.5 million and expects the quarter to be marginally profitable.

Additionally, the Company is introducing annual guidance for 2008 and expects revenues to be in the range of $29.0 - $31.0 million and projects pre-tax income in the range of $1.0 - $1.5 million.

Glenn Palmer continued, “We recognize the challenges we have faced and those that still must be addressed, but remain encouraged about the opportunities that lie ahead and our ability to perform in this challenging retail climate. We have developed a number of strategic initiatives for 2008 aimed at improving profitability, and we remain focused on the successful execution of our plan.”

As a reminder, Glenn Palmer, President and Chief Executive Officer, will be presenting at the B. Riley & Co. 9th Annual Las Vegas Investor Conference. The Blue Holdings, Inc. presentation is scheduled for Friday, April 4, 2008 at 11:30 a.m. Pacific Time. The audio portion of the presentation will be webcast live, and a replay will be available by visiting the Investor Relations section of the Company's web site at www.blueholdings.com.  For those who are not available to listen to the live broadcast, the call will be archived.

About Blue Holdings, Inc.
Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and “Faith” brands both in the United States and internationally. Blue Holdings currently sells men's, women's and children’s styles. Antik Denim, Yanuk, Taverniti So and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Examples of forward looking statements included in this release include statements regarding Blue Holdings’ future financial results. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. In particular, until the Company completes its financial statements and its independent public accountants complete their audit, the Company cannot be certain that the results announced in this release will not change.

Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Blue Holdings’ products, the introduction of new products, Blue Holdings’ ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Blue Holdings’ liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Blue Holdings’ filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Blue Holdings, please refer to the Company's recent Securities and Exchange filings, which are available at www.sec.gov. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Integrated Corporate Relations
310-954-1100
Andrew Greenebaum
agreenebaum@icrinc.com
or
Patricia Dolmatsky
pdolmatsky@icrinc.com